HANCOCK ASKEW & CO LLP

ACCOUNTANTS & ADVISORS

Consent of Independent Registered Public Accounting Firm

Smoke Cartel, Inc.

Savannah, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 13, 2018, relating to the financial statements of Smoke Cartel, Inc for the years ended December 31, 2017 and 2016, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Hancock Askew & Co., LLP

Savannah, Georgia

December 26, 2018

Savannah │ 912-234-8243 │100 Riverview Drive │ Savannah, GA 31404

Offices in Georgia and Florida

www.HancockAskew.com